Exhibit 99.2

ImageWare Systems, Inc.

Fourth Quarter & Fiscal Year 2004 Earnings Conference Call

March 21, 2005

Operator

Good morning, ladies and gentlemen, and welcome to the ImageWare Systems fourth quarter 2004 earnings conference call.  At this time all parties are in a listen-only mode and a brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference press star zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Wayne Wetherell, Chief Financial Officer of ImageWare Systems.

Wayne Wetherell ImageWare Systems — CFO

Good morning and welcome.  Before we begin our discussion, please note this call may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate, based on the information available to the company, actual results may differ materially from those described.  The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

Now I’d like to introduce Jim Miller, ImageWare’s President and CEO.

Jim Miller ImageWare Systems President & CEO

Good morning.  As always, we appreciate your time and interest this morning.  For those who are new to ImageWare, we’re developers, sellers and maintainers of imaging-based software and biometric technology which is used to provide identity management solutions for the secure credential, law enforcement, biometric and professional photography industries.

During the fourth quarter of 2004, we continued to make progress and our products continue to gain acceptance in the young and emerging market of biometrics and ID management.  I’d like this morning to take a quick review of that progress.

On the ID management side of the house, we’ve entered into agreements with major systems integrators for our Epi Builder product.  As some of you may know Epi Builder is a software development kit that allows for the rapid development of IKO travel compliant documents and American Motor Vehicle Association compliant driver’s licenses.  It has the capability to accommodate multiple biometrics as well.  We’re very proud of this product and we’re especially proud of the partners who utilize it.  Unisys, G.E. Interlogics, SAIC, and most recently, a federal government pilot project with General Dynamics.

During the last quarter you saw this product also embodied in IBM’s product which produced a single biometrically-enabled identification card for use in both physical and logical access.  You might have seen recently the great review on this product in Forbes Magazine, along with commercials that are now airing on major networks such as CNN for the product.

Biometric verification is coming to the commercial marketplace.  And ImageWare is going to be part of it.  These are all discerning customers who could go elsewhere as they craft their solutions.  They chose ImageWare because of their confidence in us, in our products and in our ability to support those products.

As these solutions wind their way to an end user, we have the ability to participate in revenues associated with these projects.  We’ve spoken to you previously about our newest products, the biometric engine.  We built this product as a result of our experience in the public and private sectors.  That one biometric is not appropriate for all circumstances.  Despite what you might see, read or hear from others in the industry.

The biometric engine is a robust scalable secure biometric identity management platform designed to support multiple authentication mechanisms and if required employ multiple biometric for identification in highly secure environments.  We designed it to deliver a highly nonreputable proof of identity across a large scale population and distributed enterprises.  It’s designed to be a core component of an organization’s security infrastructure.  It’s agnostic with respect to hardware and agnostic with respect to the biometric algorithms employed.  Let me put it in plain per English.  This is a product that allows the customer to use the biometric of their choice and the flexibility to change an entire system without having to start from scratch or write off a significant investment.  We believe it’s a huge advantage for image wear as we’re largely selling to government clients who need to be very cognizant of costs and budgets.  We’ve previously spoken about the biometric engine deployments in the Arizona department of public safety which also includes photographic records from the motor vehicle department as well as the New South Wales Australia Police Department.  The during the fourth quarter we received our largest contract for the product to date, the $2 million order from the government of Mexico, who will be using the product to authenticate identification cards and documents issued to citizens.

In this iteration, the product employs four biometrics, face, finger, signature and DNA, and it is to the best of our knowledge the only such product employing four biometrics under the same roof operating today.

We’ve also installed the biometric engine as part of a federal government pilot undertaken by general dynamics.  We believe that you’ll see more, much more of this product in the coming quarters, and that by virtue of the market it was designed for, associated revenues can potentially be in the millions.

On the law enforcement side of the house, the fourth quarter saw add-on customers, excuse me, add-on orders from existing customers, which I will say, by the way, is one of the highest compliments any customer can pay you, from Los Angeles County, Phoenix, Arizona, the states of Hawaii and New Jersey, and Baja, California.  Proving once again the scalability of our law enforcement products, we added customers in Delaware, Ohio and Seaside, California as well.  We received FBI certification for our new live scan capability and we can now provide a seamlessly integrated booking and live scan product to all of our customers.

During the quarter, we were honored to be asked and pleased to be able to offer the version of our law enforcement product operated by the New South Wales Australia police to provide identification and record keeping capabilities to those folks involved in the tsunami relief effort.

Finally, and most recently, and quite significantly, we entered into a multi-faceted relationship with Argus Solutions, a Sydney Australia based biometrics management company, wherein we entered into a distribution agreement which guarantees ImageWare $1.4 million in revenues over the next 12 quarters for the distribution under the IW brand name of our ID biometric and law enforcement products in the Asia Pacific region.

This agreement excepts Japan and Korea where we’ll continue direct marketing and sales ourselves.  As part of the agreement we sold our wholly-owned subsidiary based in Singapore to Argus.  Our plan is to partner with strong regional players who are in the same business, motivated and therefore, motivated to achieve success and they have the capital and feet on the street which allow us to maximize revenues while minimizing expenses.  Our agreement with Argus to sell these products under the IW brand will assist us greatly in getting the word out on our products to the Asia Pacific region.

We believe that we’ve made significant and tangible progress and we will continue to do so in the coming months.  The company’s healthy, and our prospects are better and more exciting than ever.  As we convert those prospects to reality and receive credit for them on our P&L, you will see why we remain bullish on the future and are down right excited as we work to make certain that that future unfolds in the way we’re planning it.

And I’ll turn it back over to Wayne, I guess, for some financial analysis and then we’ll open it up for questions.

Wayne Wetherell ImageWare Systems — CFO

Thanks, Jim.

For the quarter ended December 31st, 2004, total sales were $3.47 million, up from $3.42 million in the same period of 2003.  Product revenue in our ID segment were $2.2 million in the fourth quarter, down from $2.4 million last year.  The decline is attributable to a decline of $1.1 million in sales from our foreign offices in Singapore and Germany.  In the third and fourth quarter of 2003, the company took actions to reposition our foreign sales offices to lower fixed costs and pursue significant international ID projects utilizing the company’s software technologies as our primary differentiator.

These offices had historically emphasized the resale of third-party merchandise, hardware and consumables, which generated lower gross margins than software as a percentage of revenue and required significant fixed costs for sales, service and support.

Although these measures have resulted in lower top-line revenue in the short-term, management believes that we will be able to replace those lost revenues with higher margin software sales while continuing to enjoy the lower fixed costs.

Offsetting the lower ID product sales in the quarter were sales of our newly released biometric engine totalling approximately $1 million in the quarter.  We believe that the biometric engine will drive significant revenue growth in 2005 and beyond.

Law enforcement product revenues increased to $520,000 in the quarter, compared to $175,000 in the same quarter of 2003.  Digital photography product revenues grew to $259,000 in the quarter, from $222,000 in the same quarter of 2003.

Gross profits in the quarter totaled $2 million compared to $1.5 million for the same period last year.  The increase primarily is attributable to improved gross margins.  Gross margins as a percentage of revenue were 58% in the quarter, compared to 43% last year.

The improvement in gross margins as a percent of revenue is due to our efforts to shift our product mix to include greater concentrations of software and services.

Our products are subject to fluctuations in hardware, consumable and software content in any one given order, which can significantly impact gross margins in a given quarter.

Operating expenses totaled $3.1 million in the quarter, down from $3.3 million in 2003.  The reduction in operating costs in the quarter was in spite of a $300,000 increase in spending for sales and marketing, and a $120,000 increase in spending on research and development.  The net loss ending the quarter December 31st, 2004 totaled $904,000 compared to $6.4 million for the same quarter in the prior year.

Included in the fourth quarter 2003 results was $4.6 million in net interest expense related to debt discount, deferred financing fee amortization and fair value accounting for the market or the warrant liability.  The net loss per share in the quarter was $0.08 per share, compared to $0.88 per share in 2003.

Weighted average shares outstanding increased to 11.98 million shares from 7.3 million shares last year.  Our cash balance at the end of December totaled approximately $3 million, including $106,000 of restricted cash.  Our backlog of firm product orders as of December 31st totaled $2.1 million.  We also ended the quarter with a backlog of $808,000 in maintenance under support contract.  We will now entertain questions.

Operator

Thank you, gentlemen.  Ladies and gentlemen, at this time we’ll be conducting the question-and-answer session.  If you have a question, you may press star 1 on your telephone keypad.  You may press star 2 if you would like to remove your question from the queue.  A confirmation tone will indicate your line is in the question queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  Once again, that’s star 1 to ask a question at this time.

Our first question will be coming from Harvey Cohen of Laidlaw.

<Q>:  Congratulations on getting the costs out of the business and control and also the really incredible numbers of strategic relationships you’ve announced over the past six months.  I think listening it’s hard for me and you know maybe a number of the other people following the company to get a feel for any kind of magnitude of the revenues that you think you even can expect to get over the next 12 months.

And I was wondering if it’s possible for you to give us, you know, without giving us names and specifics, a little bit of color on some of the largest projects that you think could come in over the next couple of months, in other words, the size, you know and the type.

<A>:  Yeah, we have to be careful because a lot of this stuff is covered by agreements regarding disclosure.  But just kind of in abstract terms:  We’re now seeing, particularly with the biometric engine, opportunities which, you know, are in the mid to high six figures and are in the eight figure range.  I know that’s a huge range.  But you know as we said to you last time we were all together regarding the arrangement in Mexico, you know, typical of these contracts is there’s a first phase, where you implement.  You know, Mexico was just a shade under $2 million.

And, by the way, the results in this quarter reflect only about half of that Mexican order, based on our revenue recognition rules for accounting.

And so what would be typical would be you would see initial order like two million and then there are provisions for add-on, which are logical provisions, because we’re dealing with populations and groups of people.  So as more people are enrolled on to the platform, ImageWare’s revenues also increase.  And so you know typical would be, again, you know that kind of a $2 million type of down stroke, if you will, an initial phase, that could grow over a couple of years into the, you know, 10, 11, $12 million range.

There are some very large opportunities out there.  We still have opportunities that are in the 20s and 30 million.  I know that’s a staggeringly huge number.  I’m almost hesitant to even mention it, and probably wouldn’t have had you not asked the question.  And, of course, dealing with government, as best as we’ve tried, it’s very difficult to predict their timing.  We can execute perfectly and we cannot control that variable.  Believe me, we’ve tried.

So back to your question.  You know anywhere from, as I said, the mid-six figures to really the mid-eight figures when you look at these types of things.  Again, most of these are, you know, Border Control, National ID, identification/verification projects for large groups of people, so the revenues are correspondingly large as well.

<Q>:  Okay.  Thanks.

Operator

Once again, ladies and gentlemen, at this time if you would do have a question you can press star 1 on your telephone keypad to enter the queue.  If you are using speaker equipment, you should pick up your handset before pressing the star keys.

Our next question is coming from George Johnson of Stifle Nicholas.

<Q>:  Hi guys.  How are you doing?

Your agreement with General Dynamics for the federal biometric pilot project, what’s your competition and what sets you guys apart from that competition?  That’s my first question.  My second question is:  What role do you guys play in TWIC, U.S. Visit and Trusted Traveler?  And the third question is the listing on the AMEX, any ideas of going on to Nasdaq at all?

<A>:  Let me take them in no particular order.  Wayne will help me out, because that’s a lot there.  On AMEX, we’ve been very pleased with our relationship with AMEX.  They’ve been very helpful and very supportive.  And I think at this point our (inaudible) getting the business to a profitable state and having a profit that can be sustainable and growing as opposed to right now focusing on those things.  You know, I’m not closing the door on that at all by any means.  But the fact is that, you know, as I said AMEX has been a good partner to us.  And as we’ve gotten our house in order and stabilized our business, they have been very supportive of our efforts on that side.

You know, as to General Dynamics, well, a lot of these projects are for things that, you know, we don’t really know what the end use is.  That may sound a little unusual, but the fact is that there are a lot of these projects that are involved in things that you know are either classified or sensitive to a point where even we don’t sometimes fully know exactly what the end use would be.

Competition-wise, I don’t think there was much, really.  We believe we have a unique product here.  Not just unique from the standpoint that it’s agnostic with respect to the biometrics and the hardware that it employs, but also unique because you can seamlessly integrate other products of ours with that.  So it’s not just the bio metrics we’re furnishing.  We’re furnishing a project that can design and manage the actual ID card or document.  And that’s coming from the same store, if you will.  That’s a very nice add-on by way of value that we bring our clients.  There are not other companies that do that.  They provide a piece of it and they provide a piece and they do it well, but we believe we have a unique opportunity here in that our products are seamlessly integrated to this biometric engine.  So you can go a variety of ways with us and you don’t have to have, you know, more than us involved.  That’s a big advantage when you’re doing any kind of large complex development.  The more people involved, the dicier it gets and from a customer standpoint, they really really enjoy the opportunity to work simply with one vendor.  The one-stop-shop, there’s a premium over that.  That’s what we’ve been trying over the last few years is to get a product suite that was basically seamlessly integrated so we could offer that to our customers.

You mentioned a couple of projects, TWIC, U.S. Visit, Trusted Traveler, those are in various stages.  TWIC and Trusted are being piloted with single biometrics as far as I’m aware.  The pilots have not moved significantly, and I know that there’s open discussion at least in the Beltway about whether they will move, believe it or not, and if they do how fast.  Those were pilots that were -- those particular ones were let before the biometric engine was a product that we felt comfortable putting out to the marketplace.  Obviously the last thing you want to do is rush something out and have it fail, and spectacular circumstances would be catastrophic.  So we really didn’t have the opportunity to participate in those pilots.

The good thing about pilots, though, is that they are a way that the users certainly do their testing.  But because of government procurement regulations at the end of them they are, you’re always virtually certain it will go to a bid.  What that means is we’ll get another crack at it.  So that’s the upside to that.  So I don’t think by any means the train’s left the station.  Some people have said that to us.  Absolutely not.

U.S. Visit is a complex project.  It has taken some time to get together.  The government is still assessing its software capabilities under that project.  And so that one is by no means you know decided at all either.  And that is one that we are capable of participating in, because our engine is available there.

So again contrary to what you might see and read, a lot of these projects are, you know, are not done.  And those that are in pilot stage, there’s still plenty of opportunity to participate in, and believe me, we’ll be participating in them.  At least we’ll certainly be bidding to participate in them.

<Q>:  Okay.  Perfect.  One last question.  Cash, how are you guys doing on cash?  Are you looking to raise money?  Strategic partnerships?  So on and so forth.  And that’s all I have.  Thanks, guys.

<A>:  You bet.

<A>:  As you can see at the end of the year we ended with approximately $3 million, having started that quarter approximately at the same level.  We feel that our current cash balances are sufficient.  We know that we have cash resources available to us if we feel we need to bring additional cash into the company.  But at this stage we feel we have sufficient cash to execute on our current plan.

Operator

Thank you, gentlemen.  As a final reminder, if you do have a question at this time you can press star 1 on your telephone keypad to enter the queue.  If you’re using speaker equipment you should pick up your handset before pressing the star keys.

Gentlemen, it appears there are no further questions at this time.

Jim Miller ImageWare Systems President & CEO

Okay.  Thank you very much.  We again appreciate very much your time.  We’re looking forward to seeing you again soon and of course we’ll be reporting our progress as it occurs along the way.  Thanks very much.

Operator

Thank you, ladies and gentlemen, for participating in today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.